Exhibit 10.1

AGREEMENT

WHEREAS, Barry Honig, in his individual capacity and as trustee of GRQ Consultants Inc. 401K ('collectively, "Honig"), and Catherine DeFrancesco, in her individual capacity and as the controlling person of DSB Capital, Ltd., DeFrancesco Motorsports, Inc., Delavalco Holdings, Inc. (an Ontario corporation), Delavalco Holdings, Inc. (a Florida corporation), Marcandy Investments Corp. and Namaste Gorgie, Inc. (collectively, "DeFrancesco" and with Honig, the "Shareholders") have filed Schedule 13D filings and amendments thereto (the "Schedule 13D Filings") with respect to Bioptix, Inc. (f/k/a Venaxis, Inc.), a Colorado corporation (the "Company") to report ownership, of greater than ten percent (10%) of the common stock of the Company, and have made a demand (the "Demand") for a special meeting of shareholders (the "Special Meeting") of the Company for the purposes of: (a) removing three (3) members of the Company's Board of Directors; (b) setting the size of the Board of Directors of the Company at no more than six (6) members; and (c) electing three (3) candidates proposed by the Shareholders to the Company's Board of Directors (the "Special Meeting Proposals").
WHEREAS, pursuant to that certain "Order" dated December 21, 2016 in the matter of Barry Honig v Bioptix, Inc. (Case No. 16CV31207) pending in the District Court, Douglas County, Colorado (the "Action") the Company is required to: (a) issue to its shareholders notice of the Special Meeting on or prior to January 10, 2017; (b) hold a Special Meeting of shareholders to consider the Special Meeting Proposals pursuant to Section 7-107-103(1)(b) of the Colorado Revised Statutes not less than 10 nor more than 60 days from the date of notice; (c) bear the expense of sending notice of the Special Meeting; and (d)  pay the reasonable costs and expenses of Honig incurred and to be incurred, including reasonable attorneys fees.
WHEREAS, on January 6, 2017 Gail S. Schoettler, Susan A. Evans and David E. Welch resigned as members of the Board of Directors of the Company and Michael Dai and John O'Rourke were appointed to the Board of Directors to fill two of three vacancies resulting from the resignations.  The Company and the Shareholders desire to enter into this Agreement (the "Agreement") in order to provide for the withdrawal of the Special Meeting Proposals and termination of the Action.
NOW, THEREFORE, based on adequate consideration, the sufficiency of which is acknowledged, the parties to this Agreement, enter into this legal and binding Agreement as follows.
1. Withdrawal of Demand.  The Shareholders hereby withdraw the Special Meeting Demand.
2. Stipulation of Dismissal.  Within three (3) business days of payment set forth in paragraph 3 hereof, the Company and the Shareholders shall enter into a stipulation dismissing the Action, without prejudice.
3. Payment of Fees.  Within two (2) business days following the execution of this Agreement the Company shall wire funds not to exceed such amount as authorized by the Company's Board of Directors, to the account(s) designated by Shareholders.
4. Injunctive Relief.  Each Shareholder agrees that money damages may not be a sufficient remedy for any breach of this Agreement by such Shareholder and that in addition to all other remedies the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.  If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

5. Entire Agreement.  This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings regarding the subject matter hereof, whether oral or written.  Failure to exercise or delay in exercising any remedy hereunder shall not be deemed a waiver thereof. Each party represents that this Standstill Agreement is being signed by a duly authorized officer
6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY DEMAND FOR A JURY TRIAL.
7. Miscellaneous.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in .pdf or similar format shall constitute effective execution and delivery of this Agreement as to the parties.  For purposes of this Agreement any reference to "written" or "in writing" shall be deemed to include correspondence by signed letter or facsimile or by e-mail.

BIOPTIX, INC.

By:   /s/ Steve Lundy
Stephen T. Lundy, President
and Chief Executive Officer

Barry Honig as an individual
Barry Honig for GRQ Consultants Inc. 401K, as Trustee

By:  /s/ Barry Honig
Barry Honig

Catherine Johanna DeFrancesco as an individual
Catherine Johanna DeFrancesco  for DSB Capital, Ltd., a Turks & Caicos company, as Trustee,
Catherine Johanna DeFrancesco for DeFrancesco Motorsports, Inc., an Ontario corporation, as President,
Catherine Johanna DeFrancesco  for Delavalco Holdings, Inc., an Ontario corporation, as President,
Catherine Johanna DeFrancesco  for Delavalco Holdings, Inc., a Florida corporation, as President,
Catherine Johanna DeFrancesco  for Marcandy Investments Corp., an Ontario corporation, as President,
Catherine Johanna DeFrancesco for Namaste Gorgie, Inc., an Ontario corporation, as President

By:  /s/Catherine Johanna DeFrancesco
Catherine Johanna DeFrancesco

Dated:  January 18, 2017